revisiting bridget riley

Anthony DeSimone <adesimone@masterworks.com>
to rluu

Hi Rebecca,

Hope the end of year is going well for you! What are you looking forward to in 2024?

We have a new offering by Bridget Riley, the Minimalist pioneer who was called one of "the most significant British artists of the 20th century" by the New York Times.

What's also incredible is that she's still painting at 92 years old! Just this year, she painted the ceiling of an entire villa in Rome with her signature stripes!

It's hard to get ahold of her paintings—just 2 came to auction this year—so this is a rare opportunity.

99% SOLD OUT

I can send you a deal sheet if you're interested, just shoot me a reply.

Happy New Year!

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique and historical price trends of a group of selected artwork is not a direct proxy for historical price performance of any specific painting or any investment in securities referenced. The data shown is subject to change as new information becomes available, artist or art market statistics formulated without recent sale data could be misrepresentative of current market conditions. The data shown represents whole art and is not comparative of an investment into our offerings which includes fees and expenses.

Masterworks is "testing the waters' under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at www.masterworks.com/cd

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